March __, 2021

Arete Wealth Management, LLC
1101 West Lake Street, First Floor
Chicago, IL 60607

Re: Marketing Services Agreement

Dear Mr. Hock:

MacKenzie Realty Capital, Inc., a Maryland corporation (the “Fund”), is pleased to establish the terms of its retention of Arete Wealth Management, LLC (“Arete”) for the provision of marketing and placement agent services by Arete to the Fund as described below.  The Fund proposes to offer publicly for subscription and to sell to subscribers acceptable to the Fund, upon the terms and subject to the conditions of this letter agreement (“Agreement”) and the offering circular on (File No. ) (the “Offering Circular”) filed by the Fund with the Securities and Exchange Commission (“SEC”) and several state securities authorities (together, the “Authorities,” and with the SEC, the “Securities Regulators”) under Regulation A of the Securities Act of 1933, as amended (the “1933 Act”) and under applicable state law (collectively with the 1933 Act, the “Securities Laws”), for the sale of shares of Series A preferred stock of the Fund (the “Shares”), up to a maximum of 2,000,000 Shares at a sale price per Share as indicated in Section 2(a) below during the offering period of the Fund, as more fully described in the Offering Circular.  Arete will act as the syndicator and as one of the placement agents for the Fund on a best efforts basis.

1.  Wholesaling Services.  Arete will assist the Fund in connection with its offering of the Shares (the “Offering”) as provided herein.  Arete will serve as a marketing consultant to the Fund by providing the Fund with the personal securities wholesaling services (“Wholesaling”) of registered representatives of Arete, who may include Brooke Buckley, Peter Roman, and Cheryl Ling Olstad, among others (collectively, the “Representatives”).  The Representatives will identify other registered broker-dealers who may wish to sell the Shares in the Offering to their customers (“Sales Agents”) and obtain execution of dealer agreements between the Sales Agents and the Fund (“Sales Agent Agreements”) pursuant to which the Sales Agents will effect such sales, and Arete will make marketing support calls on, and otherwise provide ongoing marketing services and support to, the Sales Agents during the course of the Offering to promote the offer and sale of the Shares.

2.  Share Sales.  In addition to its Wholesaling services, Arete will also directly sell the Shares in the Offering on a best efforts basis and without any commitment to purchase any Shares, on the terms as described in the Registration Statement.  Arete will comply with the following when selling the Shares:

a. Arete will solicit, as an independent contractor and not as an agent of the Fund or its affiliates, persons acceptable to the Fund to purchase the Shares pursuant to the Subscription Agreement (the “Subscription Agreement”) in the form filed with the Registration Statement and in accordance with the terms of the Offering Circular, and to diligently make inquiries as required by this Agreement, the Offering Circular, or the Securities Laws applicable to the prospective purchasers’ jurisdictions of residence in order to ascertain whether a purchase of the securities is suitable for the purchaser.  In accordance with the instructions set forth in the Subscription Agreement, all funds received by Arete with respect to any Subscription Agreement shall be transmitted to the Fund by noon of the next business day following receipt thereof.  Arete shall at all times handle subscription funds in accordance with Rule 15c2-4 promulgated by the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”).  No Subscription Agreement will be effective unless and until accepted by the Fund, it being understood that the Fund may accept or reject any purchaser in its sole and absolute discretion and that the Fund may terminate the Offering at any time for any reason.

b. Before participating in the Offering, Arete will have reasonable grounds to believe, based on its independent review of information made available to it by the Fund through the Offering Circular, that all material facts are adequately and accurately disclosed in the Offering Circular and provide a basis for evaluating the Fund and the Shares.
c. Arete agrees not to execute any sale of the Shares into a discretionary account without prior written approval of the transaction by the purchaser.

d. Arete will retain in its records and make available to the Fund, for a period of at least six (6) years following the last day of the Offering, information establishing that each person who purchases the Shares pursuant to a Subscription Agreement solicited by Arete is within the permitted class of purchasers under the requirements of the jurisdiction in which such purchaser is a resident and the suitability requirements contained in the Offering Circular and the Subscription Agreement.
e. All subscriptions solicited by Arete will be strictly subject to acceptance thereof by the Fund.  The Fund reserves the right in its sole and absolute discretion to reject any such subscription and to accept or reject subscriptions in any order received as determined by the Fund.  Neither Arete nor any other person is authorized to give any information or make any representation other than those contained in the Offering Circular or in any supplemental sales literature furnished by the Fund for use in making solicitations in connection with the offer and sale of the Shares.
f. The Fund will provide Arete with such number of copies of the Offering Circular and such number of copies of amendments and supplements thereto as Arete may reasonably request.  The Fund may provide Arete with certain supplemental sales material to be used by it in connection with the solicitation of purchases of the Shares.  If Arete elects to use such supplemental sales material, Arete agrees that such material shall not be used in connection with the solicitation or purchase of the Shares unless accompanied or preceded by a then-current Offering Circular.
g. No commissions will be payable with respect to any subscriptions for Shares that are rejected by the Fund, or in the event the Offering is terminated for any reason whatsoever.

h. No commissions will be payable to Arete with respect to any sale of the Shares by Arete unless and until such time as the Fund has received the total proceeds of any such sale.
i. No commissions will be payable to Arete respecting any Shares purchased through the Fund’s dividend reinvestment plan.

j. Arete will instruct all purchasers to make their checks payable to the Fund.

k. In recommending to a purchaser the purchase of the Shares, Arete will have reasonable grounds to believe, on the basis of information obtained from the purchaser concerning the purchaser’s investment objectives, other investments, financial situation, and needs, and any other information known by Arete, that: (A) the purchaser meets the purchaser suitability requirements set forth in the Offering Circular; (B) the purchaser is or will be in a financial position appropriate to enable the purchaser to realize to a significant extent the benefits described in the Offering Circular; (C) the purchaser has a fair market net worth sufficient to sustain the risks inherent in the investment, including loss of investment and lack of liquidity; and (D) the investment is otherwise suitable for the purchaser.  Furthermore, Arete will ensure that each purchaser of Shares meets the suitability requirements and maintain records as required in the Fund’s First Amended and Restated Articles of Incorporation (the “Charter”), and will not complete sales of Shares until five days after each purchaser has received a Offering Circular, as required in the Charter.

l. Arete agrees it will inform the prospective purchaser of all pertinent facts relating to the liquidity and marketability of the Shares, as appropriate, during the term of the investment, prior to the purchaser executing the Subscription Agreement.

m. In soliciting persons to acquire the Shares, Arete agrees to comply with any applicable requirements of the 1933 Act, the 1934 Act, applicable Securities Laws, the published rules and regulations thereunder, rules of the Financial Industry Regulatory Authority (“FINRA”), and, in particular, Arete agrees that it will not give any information or make any representations other than those contained in the Offering Circular and in any supplemental sales literature furnished to Arete by the Fund for use in making such solicitations, nor will it offer or sell Shares in one state that are registered in a different state.

3.  Control. It is understood and agreed that Arete will have exclusive authority and control over the direction and supervision of the Representatives in connection with the services to be rendered under this Agreement.

4.  Fees and Expenses.

As compensation for Share sales and Wholesaling, the Fund will pay Arete a fee of up to 1.9% of the Share sale price.  Payments will be made by the Fund upon its receipt and acceptance of a subscription.  No fees will be payable by the Fund respecting any Shares distributed through the Fund’s dividend reinvestment program.

5. Marketing Expenses.  In addition to the commissions payable to Arete above, the Fund will also pay a Marketing Support Fee of 1.1% of the offering price for any sales of Shares made by Arete.  If the Offering terminates prior to reaching the maximum offering proceeds, Arete agrees to immediately refund any amount of compensation in excess of 10% of the gross proceeds received by the Fund.

6. Termination.  This Agreement may be terminated by either the Fund or Arete at any time, with or without cause, upon written notice to that effect to the other party.  Any termination of this engagement will be without liability or continuing obligation for either party, except for the provisions of paragraph 2 above and as otherwise provided herein.   The engagement for the performance of services hereunder will terminate automatically upon completion or termination of the Offering.

7. Representations and Warranties.  Arete represents and warrants to the Fund the following:

a. Neither Arete nor any person associated with it is ineligible to serve the Fund under the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”).

b. Arete (i) is a member in good standing of the FINRA, (ii) is qualified and duly registered to act as a broker-dealer within all states in which it will sell the Shares or perform Wholesaling, (iii) is a broker-dealer duly registered with the SEC pursuant to the 1934 Act, and (iv) will maintain all such registrations and qualifications in good standing for the duration of Arete’s involvement in the Offering.

c. Arete has established and implemented anti-money laundering compliance programs, in accordance with FINRA rules and federal law, which are reasonably expected to detect and cause reporting of suspicious transactions in connection with the sale of Shares.

8. Miscellaneous.

a. Independent Contractor.  An independent contractor relationship will be created by this Agreement.  No partnership or employment relationship between Arete and the Fund is intended to or will exist.

b. Arete’s Role.  Arete’s role is limited to acting as marketing consultant and providing wholesaling and solicitation services for the Fund.  Arete is not rendering legal or tax advice to the Fund.  The Fund acknowledges and agrees that Arete is not and shall not be construed as a fiduciary of the Fund and shall have no duties or liabilities to the stockholders or creditors of the Fund or any other person by virtue of the Fund’s retention of Arete hereunder.  The Fund also agrees that Arete shall not have any liability (whether direct or indirect, in contract, tort, or otherwise) to the Fund or to any person (including, without limitation, equity holders, and creditors of the Fund) claiming through the Fund for or in connection with the engagement of Arete, this Agreement, or the transactions contemplated hereby except by reason of Arete’s actions in breach of this Agreement, violation of law, bad faith, gross negligence, willful misconduct, or reckless disregard of Arete’s obligations or duties under this Agreement.  The Fund acknowledges that Arete was induced to enter into this Agreement by, among other things, the provisions of this paragraph.

c. Responsibility for Disclosure.  The Fund will provide Arete any information material to the Fund’s business and operations as well as any other relevant information that Arete reasonably requests in connection with the performance of its services hereunder.  The Fund represents and warrants to Arete that all such information provided to Arete, all information set forth in the Offering Circular, and all other information released by the Fund to third parties, including, without limitation, prospective investors or Sales Agents, and all information filed by the Fund with any relevant Securities Regulator, is and will be accurate and complete at the time it is furnished or filed, and the Fund agrees to keep Arete advised of all material developments affecting the Fund through the term of Arete’s engagement. The Fund recognizes that, in rendering its services, Arete will be using information provided by the Fund, and that Arete does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of such information.  Arete will maintain in confidence any and all information provided to Arete by the Fund in connection with services contemplated by this Agreement and will not communicate any such information to any third party, other than may be necessary in the performance of services hereunder, without the express consent of the Fund.

d. Indemnities.  The Fund agrees to indemnify Arete and hold Arete harmless, to the fullest extent lawful against any and all claims, damages, losses, liabilities, and expenses as incurred (including all reasonable fees and disbursements of Arete and its counsel, and such persons’ reasonable travel and other out-of-pocket expenses incurred in connection with the investigation of and preparation for any such pending or threatened claims and any litigation or other proceedings arising therefrom) arising out of (i) Arete’s engagement hereunder or (ii) any untrue statement or alleged untrue statement of a material fact contained in, or omissions or alleged omissions from, the Registration Statement (“Claims”); provided, however, that this agreement to indemnify shall not apply to any Claim to the extent that it arises out of or is based upon (y) any action or failure to act by Arete (other than an action or failure to act undertaken at the Fund’s request or with the Fund’s consent), or (z) that constitutes a breach of this Agreement, violation of law, bad faith, gross negligence, or willful misconduct on the part of Arete, or results from Arete’s reckless disregard for its duties or obligations under this Agreement.

Arete agrees to indemnify and hold harmless the Fund and its managers, members, and their partners, directors, officers, employees, and agents, including their attorneys and accountants against any and all loss, liability, claim, damage, and expense whatsoever arising out of or based upon: (i) any unauthorized verbal or written representations in connection with the Offering made by Arete or its agents (other than by the Fund or its employees or affiliates), employees, or affiliates in violation of any Securities Laws or regulations; (ii) Arete’s failure to comply with any of the applicable provisions of any Securities Laws or regulations or FINRA rules; or (iii) Arete’s breach of any term, condition, representation, warranty, or covenant of this Agreement.

If any action, suit, proceeding, or investigation is commenced, as to which a party proposes to demand indemnification, it shall notify the other party (“Indemnnitor”) with reasonable promptness; provided, however, that any failure to so notify shall not relieve the obligated party from its obligations hereunder.  The party to be indemnified (“Indemnitee”) shall have the right to retain counsel of its own choice to represent it with respect to any claim, and the Indemnitor shall pay the fees, expenses, and disbursements of such counsel except to the extent that such claim is ultimately determined not to benefit from the Indemnitor’s indemnity under this Agreement; and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Indemnitor and any counsel designated by the Indemnitor.  The Indemnitor shall be liable for any settlement of any claim against the Indemnitee for which indemnity from the Indemnitor is available under this Agreement made with its written consent, which consent shall not be unreasonably withheld.  The Indemnitor shall not, without the prior written consent of Indemnitee, settle or compromise any claim for which indemnity from the Indemnitor is available under this Agreement, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement compromise or consent includes, as an unconditional term thereof, the giving by the claimant to Indemnitee of an unconditional and irrevocable release from all liability in respect of such claim.

In order to provide for just and equitable contribution in circumstances in which the indemnification provided above is for any reason held to be unavailable from the Indemnitor, Fund on the one hand, and Arete on the other, shall contribute to the aggregate losses, liabilities, claims, damages, and expenses (including any amount paid in settlement of any action, suit, or proceeding or any claims asserted) in such amounts as a court of competent jurisdiction may determine (or in case of settlement, in such amounts as may be agreed upon by the parties) in such proportion to reflect the relative fault of the Fund, on the one hand, and Arete on the other hand, in connection with the events described above as the case may be, which resulted in such losses, liabilities, claims, damages, or expenses, as well as any other equitable considerations.  The relative fault of the parties shall be determined by reference to, among other things, whether any untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Fund, on the one hand, or Arete on the other, and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such omission or statement.

e. Survival.  The provisions of this Agreement relating to indemnification and all other provisions necessary to the enforcement of the intent of this Agreement will survive the termination or expiration of this Agreement.  The provisions of this Agreement will inure to the benefit of and be binding upon the successors and assigns of the Fund and Arete.

f. Severability.  If any provision of this Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible.  In any event, all other provisions of this Agreement will be deemed valid and enforceable to the full extent possible.

g. Assignment.  This Agreement and the rights and obligations hereunder may not be assigned by a party without the express written consent of the other party.   Subject to the foregoing, the benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns, and to the indemnified parties hereunder and their respective successors and assigns and representatives, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective successors and assigns.

If the above terms are acceptable to Arete, please return an executed copy of this letter Agreement at your earliest convenience.

MacKenzie Realty Capital, Inc.

By: ______________________
Chip Patterson, Secretary

Accepted by Arete:
Arete Wealth Management, LLC

By: ______________________
Name: ____________________
Title: _____________________
Date: _____________________